Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY NOVEMBER 21, 2014

SOTHERLY HOTELS INC. ANNOUNCES CLOSING OF 7.00%

SENIOR UNSECURED NOTES OFFERED BY ITS OPERATING

PARTNERSHIP; EXPECTED REPAYMENT OF BRIDGE FINANCING

Williamsburg, Virginia – November 21, 2014 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced the closing of the issuance and sale of 7.00% senior unsecured notes due 2019 (the “Notes”) offered by its operating partnership, Sotherly Hotels LP (the “Operating Partnership”). The aggregate principal amount of the Notes is $25.3 million. The total net proceeds were approximately $23.7 million after deducting underwriting discounts and commissions and estimated offering expenses. The Notes are expected to trade on the NASDAQ® Global Market under the symbol “SOHOM” within 30 days.

The Company expects the Operating Partnership to use a portion of the net proceeds from the offering to repay the $19.0 million secured Bridge Financing with Richmond Hill Capital Partners, LP and Essex Equity Joint Investment Vehicle, LLC, which carries a 12.0% yield-to-maturity. The Company expects the Operating Partnership to use the remaining net proceeds from the offering for general corporate purposes.

Sandler O’Neill + Partners, L.P. acted as the sole book-runner of the offering, and Boenning & Scattergood, Inc., Incapital LLC, J.J.B. Hilliard, W.L. Lyons, LLC, and Ladenburg Thalmann & Co. Inc. acted as co-managers.

The Securities and Exchange Commission (“SEC”) has declared a registration statement (File Nos. 333-199256 and 333-199256-01) relating to the Notes effective. This offering is being made solely by means of a prospectus, accompanying prospectus supplement and final prospectus. Prospective investors should read the registration statement (including the prospectus and accompanying prospectus supplement), the final prospectus supplement relating to the offering and the other documents the Company and the Operating Partnership have filed with the SEC for more complete information about the Company and the Operating Partnership and this offering. Investors may obtain these documents without charge by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus can be obtained from Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attention: Prospectus Department, or by calling toll-free 1-866-805-4128, or by email at syndicate@sandleroneill.com. About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. Most of the Company’s properties operate under the Hilton Worldwide,

InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648